EXHIBIT 5

[ON THE LUBRIZOL CORPORATION LETTERHEAD]

September 24, 2008

The Lubrizol Corporation

29400 Lakeland Boulevard

Wickliffe, Ohio 44092-2298

Re:	The Lubrizol Corporation Excess Defined Contribution Plan, The Lubrizol Corporation 2005 Excess Defined Contribution Plan, The Lubrizol Corporation Deferred Compensation Plan for Officers, The Lubrizol Corporation Executive Council Deferred Compensation Plan, The Lubrizol Corporation 2005 Executive Council Deferred Compensation Plan, The Lubrizol Corporation Senior Management Deferred Compensation Plan, The Lubrizol Corporation 2005 Deferred Compensation Plan for Directors, The Lubrizol Corporation Amended Deferred Compensation Plan for Directors, The Lubrizol Corporation Deferred Stock Compensation Plan for Outside Directors, and the Supplemental Retirement Plan for Donald W. Bogus (collectively, the “Plans”)

Ladies and Gentlemen:

I am the Vice President and General Counsel of The Lubrizol Corporation (the “Company”). I have acted as counsel to the Company in connection with the registration statement on Form S-8 being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to 5,000,000 common shares, without par value (the “Common Shares”) and $100,000,000 of deferred compensation obligations (“Deferred Compensation Obligations”) of the Company to be issued from time to time under the Plans.

I have examined, or caused to be examined, written documents constituting the Plans and such other documents and corporate records as I deemed necessary or appropriate in order to render this opinion. On the basis of this examination, I am of the opinion that:

(1)	The Company is a corporation validly organized and existing and in good standing under the laws of the State of Ohio.

(2)	The Company is authorized to issue 120,000,000 Common Shares, of which 67,311,769 Common Shares were issued and outstanding as of August 31, 2008. When issued, the Common Shares will be legally issued, fully paid and non-assessable.

(3)	The Deferred Compensation Obligations, when established pursuant to the terms of the Plans, will be valid and binding obligations of the Company, enforceable against the Company in accordance with the terms of each of the Plans, subject, as to enforcement, to (a) bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally, and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding at equity or at law).

The foregoing opinion is limited to the Federal laws of the United States of America and the laws of the State of Ohio.

The Lubrizol Corporation

September 24, 2008

Page Two

I hereby consent to the use of my name under Item 5 in Part II of the registration statement and to the filing of this opinion as an Exhibit to the registration statement. In giving this consent, I do not hereby admit that I come within the category of persons whose consent is required by the Securities Act of 1933, as amended, and the rules promulgated thereunder.

Very truly yours,

/s/ Joseph W. Bauer

Joseph W. Bauer

Vice President and General Counsel